Exhibit 99.1

Agenus Vaccine for Brain Cancer Highlighted at Current State of the Art Session at the Annual Society for Neuro-Oncology (SNO) Meeting

Dr. Michael Sughrue, Incoming Director of the Comprehensive Brain Tumor Center at University of Oklahoma, to Report on Agenus’ Vaccine for Glioblastoma

Lexington, MA – Nov. 16, 2011 – Agenus Inc. (NASDAQ: AGEN) reported today that Dr. Michael Sughrue, incoming Director of the Comprehensive Brain Tumor Center, University of Oklahoma, will give a presentation on Agenus’ Prophage Series G-200 (HSPPC-96; vitespen) vaccine for glioma at the Annual Society for Neuro-Oncology (SNO) meeting during the session entitled, “Current State of the Art: Vaccine Development in the Treatment of GBM,” on November 18, 2011 from 12:00-1:00 pm.

Dr. Michael Sughrue will soon assume the role of principal investigator at the University of Oklahoma for the newly diagnosed glioma trial (C-100-37) testing Agenus’ vaccine, Prophage Series G-200. Dr. Sughrue joins the University of Oklahoma from the University of San Francisco (UCSF) where he worked closely with Dr. Andrew Parsa, Professor in Residence, Department of Neurological Surgery at UCSF, and lead investigator sponsoring the C-100-37 study. “I am extremely excited about the opportunity to participate as an investigator in this important study in my new role at the University of Oklahoma,” said Dr. Michael Sughrue. “During my tenure at UCSF, I was able to observe the outcomes of patients treated with HSPPC-96 and I believe there is immense promise in the utility of this novel immunotherapeutic approach in helping patients diagnosed with glioblastoma.”

The University of Oklahoma joins the following six additional centers currently actively enrolling patients into the C-100-37 trial:

•	University of California San Francisco, San Francisco, California

•	University of Pennsylvania, Philadelphia, Pennsylvania

•	University of Miami, Miami, Florida

•	Northwestern University Medical Center, Chicago, Illinois

•	The Valley Hospital, Paramus, New Jersey

•	Northern Westchester Hospital, Mount Kisco, New York

For additional information please refer to www.clinicaltrials.gov or click on the following link (http://www.clinicaltrials.gov/ct2/show/NCT00905060?term=C-100-37&rank=1)

HSP Platform: The Prophage Series G Cancer Vaccines

The Prophage Series vaccines are patient-specific therapeutic cancer vaccine candidates. Prophage Series vaccines contain the heat shock protein, gp96, and associated peptides that are purified from patient tumor tissue. Prophage Series vaccines are designed to target only cancerous cells — not healthy normal cells. As a result, Prophage Series vaccines are designed to limit the toxicities associated with traditional broad-acting cancer treatments.

The Prophage Series G vaccines are being studied in two different settings of glioma: newly diagnosed and recurrent disease. Glioma is the deadliest form of brain cancer with an average survival of six to 14 months.

Data from the Phase 2 trial of Prophage Series vaccine, G-200, in recurrent glioma was presented at the 2011 American Society of Clinical Oncology (ASCO) Annual Meeting. Results from this trial showed that 93% of the patients were alive at ≥ 26 weeks after surgery with a median overall survival of 11 months (47.6 weeks). Importantly, measures of immune response post-vaccination with Prophage Series G-200 demonstrated a significant localized tumor-specific CD8+ T cell response as well as innate immune responses as marked by a significant increase in levels of circulating NK cells. Overall survival results from this trial support advancement of Prophage Series G-200 into a randomized study using a combination regimen.

A Phase 2 trial testing the Prophage Series vaccine, G-100, in patients with newly diagnosed glioma is actively enrolling with approximately 24 patients treated. In this trial, G-100 is being used on top of the standard of care, which includes Temodar (Merck; temozolomide) and radiation. It is believed that the efficacy of G-100 could potentially be enhanced through this combination regimen.

The trial being sponsored by Dr. Andrew Parsa of UCSF and primarily supported through funding from the American Brain Tumor Association, Accelerated Brain Cancer Cure, National Brain Tumor Society, and National Cancer Institute Special Programs of Research Excellence. Dr. Parsa and Dr. Sughrue have not received any financial support or travel expense reimbursement for this work or for consulting activities on behalf of Agenus. Dr. Parsa and Dr. Sughrue do not have an equity interest in Agenus or a financial relationship with the company.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. Between Agenus and its partners, 18 programs are in clinical development. For more information, please visit www.agenusbio.com.

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities and the presentation of data. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus’ business and securities, investors should give careful consideration to these risks and uncertainties.

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